Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of RLX Technology Inc. of our report dated October 26, 2020, except for the effects of the share split and waiver of amount due to Relx Inc. discussed in Note 1(b)(iii) to the consolidated financial statements, as to which the date is December 4, 2020 relating to the financial statements of RLX Technology Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China

December 31, 2020